                                                                    EXHIBIT 99.8

                                                                    FULLY VESTED


                               CISCO SYSTEMS, INC.
                        STOCK OPTION ASSUMPTION AGREEMENT


OPTIONEE:  1
NUMBER OF NETSYS TECHNOLOGIES, INC. SHARES:  2
GRANT DATE:  3
ORIGINAL EXERCISE PRICE:  $4

                  STOCK OPTION ASSUMPTION AGREEMENT issued as of the 15th day of November, 1996 by Cisco Systems, Inc., a California corporation ("Cisco").

                  WHEREAS, the undersigned individual ("Optionee") holds one or more outstanding options to purchase shares of the common stock of NETSYS Technologies, Inc., a California corporation ("NETSYS"), which were granted to Optionee under the NETSYS Technologies, Inc. 1995 Stock Option Plan (the "Plan") and are evidenced by a Stock Option Agreement(s) (the "Option Agreement(s)") between NETSYS and Optionee.

                  WHEREAS, NETSYS has this day been acquired by Cisco through the merger of NETSYS with Cisco (the "Merger") pursuant to the Agreement and Plan of Merger dated October 11, 1996 by and between Cisco and NETSYS (the "Merger Agreement").

                  WHEREAS, the provisions of the Merger Agreement require Cisco to assume all obligations of NETSYS under all options outstanding under the Plan at the consummation of the Merger and to issue to the holder of each outstanding option an agreement evidencing the assumption of such option.

                  WHEREAS, pursuant to the provisions of the Merger Agreement, the exchange ratio in effect for the Merger is 0.147666 of a share of Cisco common stock ("Cisco Stock") for each outstanding share of NETSYS common stock (the "Exchange Rate").

                  WHEREAS, this Agreement is to become effective immediately upon the consummation of the Merger (the "Effective Time") in order to reflect certain adjustments to Optionee's outstanding options under the Plan which have become necessary by reason of the assumption of those options by Cisco in connection with the Merger.

                  NOW, THEREFORE, it is hereby agreed as follows:

                  1. The number of shares of NETSYS Stock subject to the stock options held by Optionee under the Plan immediately prior to the Effective Time (the "NETSYS

Options") and the exercise price payable per share are set forth below. Cisco hereby assumes, as of the Effective Time, all the duties and obligations of NETSYS under each of the NETSYS Options and hereby agrees to issue up to the number of shares of Cisco Stock indicated below for each such assumed option upon (i) exercise of that option in accordance with the provisions of the Option Agreement applicable thereto (as supplemented hereby) and (ii) payment of the adjusted exercise price per share set forth below.

            NETSYS                      CISCO
         STOCK OPTIONS             ASSUMED OPTIONS
         -------------             ---------------

    # OF SHARES                # OF SHARES   ADJUSTED
   COMMON STOCK   EXERCISE    COMMON STOCK   EXERCISE
      NETSYS     PRICE/SHARE      CISCO     PRICE/SHARE
      ------     -----------      -----     -----------
         2           $4             6            $7


                  2. The number of shares of Cisco Stock purchasable under each NETSYS Option hereby assumed and the exercise price payable thereunder reflect the Exchange Rate at which shares of NETSYS Stock were converted into shares of Cisco Stock in consummation of the Merger. The intent of such adjustments is to assure that the spread between the aggregate fair market value of the shares of Cisco Stock purchasable under each assumed NETSYS Option and the aggregate exercise price as adjusted hereunder will, immediately after the consummation of the Merger, equal the spread which existed, immediately prior to the Merger, between the then aggregate fair market value of the NETSYS Stock subject to the NETSYS Option and the aggregate exercise price in effect at such time under the Option Agreement. Such adjustments are also designed to preserve, on a per-share basis immediately after the Merger, the same ratio of exercise price per option share to fair market value per share which existed under the NETSYS Option immediately prior to the Merger.

                  3. The following provisions shall govern each NETSYS Option hereby assumed by Cisco:

                           -        Unless the context otherwise requires, all
references to the "Company" in each Option Agreement(s) and in the Plan (as incorporated into such Option Agreement(s)) shall mean Cisco, all references to "Shares," "Stock," "Optioned Stock" or "Common Stock" shall mean shares of Cisco Stock, all references to the "Board" shall mean the Cisco Board of Directors, and all references to "Committee" or "Administrator" shall mean the Compensation Committee of the Cisco Board of Directors.

                           -        The grant date and the expiration date of
each assumed NETSYS Option and all other provisions which govern either the exercisability or the termination of the assumed NETSYS Option shall remain the same as set forth in the


                                       2.

Option Agreement(s) applicable to that option and shall accordingly govern and control Optionee's rights under this Agreement to purchase Cisco Stock. - By reason of the Merger, your assumed NETSYS Option has, in accordance with the provisions of the Option Agreement, accelerated and become immediately exercisable for all the option shares as fully-vested shares of Cisco Stock.

                           -        For purposes of applying any and all
provisions of the Option Agreement(s) relating to Optionee's status as an employee with the Company or his or her consulting or advisory relationship with the Company, Optionee shall be deemed to continue in such status or relationship for so long as Optionee renders services as an employee or consultant or advisor, respectively, to Cisco or any present or future Cisco subsidiary, including (without limitation) NETSYS. Accordingly, the provisions of the Option Agreement(s) governing the termination of the assumed NETSYS Option upon the Optionee's cessation of employee, consultant or advisor status with NETSYS shall hereafter be applied on the basis of the Optionee's cessation of employee, consultant or advisor status, as appropriate, with Cisco and its subsidiaries, and each assumed NETSYS Option shall accordingly terminate, within the designated time period in effect under the Option Agreement(s) for that option, following such cessation of employee, consultant or advisor status with Cisco and its subsidiaries.

                           -        The exercise price payable for the Cisco
Stock subject to each assumed NETSYS Option shall be payable in any of the forms authorized under the Option Agreement(s) applicable to that option. For purposes of determining the holding period of any shares of Cisco Stock delivered in payment of such exercise price, the period for which such shares were held as NETSYS common stock prior to the Merger shall be taken into account.

                           -        In order to exercise each assumed NETSYS
Option, Optionee must deliver to Cisco a written notice of exercise in which the number of shares of Cisco Stock to be purchased thereunder must be indicated. The exercise notice must be accompanied by payment of the exercise price payable for the purchased shares of Cisco Stock and should be delivered to Cisco at the following address:

                                    Cisco Systems, Inc.
                                    170 West Tasman Drive
                                    San Jose, CA  95134
                                    Attention:  Christine Calice

                     3. Except to the extent specifically modified by this Option Assumption Agreement, all of the terms and conditions of each Option Agreement(s) as in effect immediately prior to the Merger shall continue in full force and effect and shall not in any way be amended, revised or otherwise affected by this Stock Option Assumption Agreement.


                                       3.

                  IN WITNESS WHEREOF, Cisco Systems, Inc. has caused this Stock Option Assumption Agreement to be executed on its behalf by its duly-authorized officer as of the 15th day of November, 1996.

                                                CISCO SYSTEMS, INC.

                                                By:__________________________



                                 ACKNOWLEDGMENT


                  The undersigned acknowledges receipt of the foregoing Stock Option Assumption Agreement and understands that all rights and liabilities with respect to each of his or her NETSYS Options hereby assumed by Cisco Systems, Inc. are as set forth in the Option Agreement(s), the Plan and such Stock Option Assumption Agreement.



                                                _____________________________
                                                1, OPTIONEE



DATED: __________________, 1996


                                       4.